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



PRESS RELEASE
SOURCE:  First Trust/Fiduciary Asset Management Covered Call Fund

First Trust/Fiduciary Asset Management Covered Call Fund Board Approves Chartwell Invesment Partners, L.P. as New Investment Sub-Advisor and Approves Change in Fundamental Investment Restriction

LISLE, IL - (BUSINESS WIRE) - September 24, 2007 - First Trust Advisors L.P. ("FTA") announced today that the Board of Trustees of First Trust/Fiduciary Asset Management Covered Call Fund (NYSE: FFA) has voted to approve Chartwell Investment Partners, L.P. ("Chartwell") as investment sub-advisor to the Fund and to approve a change in the Fund's concentration policy from one that prohibits it from investing 25% or more of its total assets in securities of issuers in any single industry or sector of the economy to one that prohibits it from investing 25% or more of its total assets in securities of issuers in any single industry. Chartwell is currently acting as investment sub-advisor of the Fund pursuant to an interim sub-advisory agreement among the Fund, First Trust Advisors L.P. and Chartwell dated September 14, 2007. We anticipate that this new sub-advisory agreement will be substantially similar to the Fund's previous sub-advisory agreement. A meeting of FFA shareholders to vote on proposals to approve these matters is expected to be scheduled for a date on or before January 31, 2008. Any solicitation of proxies by FFA in connection with this shareholder meeting will only be made pursuant to separate proxy materials filed with the U.S. Securities and Exchange Commission ("SEC") under applicable federal securities laws. There can be no assurance that the necessary percentage of the shareholders of FFA will vote to approve Chartwell as a new investment sub-advisor or that the necessary percentage of shareholders of FFA will vote to approve the change in the Fund's concentration policy.

Previously, the Fund announced it would change its name to First Trust Enhanced Equity Income Fund, effective September 30, 2007. FFA is a diversified closed-end management investment company that seeks to provide a high level of current income and gains and, to a lesser extent, capital appreciation. On September 14, 2007, FFA's Board of Trustees approved investment strategy changes designed to provide the Fund with greater flexibility to pursue its investment objective. The Fund will continue to seek to achieve its investment objective by investing in a diversified portfolio of equity securities; however, effective on or about November 19, 2007, the Fund will no longer be required to write (or sell) call options on at least 80% of the Fund's managed assets. Chartwell, the Fund's investment sub-advisor, will thereafter write (sell) call options as determined to be appropriate, consistent with the Fund's investment objective.

First Trust Advisors L.P. has served as the Fund's investment advisor since its inception. At August 31, 2007, First Trust Advisors L.P. managed or supervised approximately $32 billion in assets.

Chartwell, located at 1235 Westlakes Drive, Berwyn, Pennsylvania, is a federally registered investment advisor. Founded in 1997, Chartwell is an employee-owned investment firm focusing on institutional, sub-advisory, and private client relationships. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. As of August 31, 2007, Chartwell had 53 employees and approximately $5.6 billion in assets under management.

In connection with the solicitation of proxies, the Fund intends to file a proxy statement. Because the proxy statement will contain important information, FFA's shareholders are urged to read it carefully when it becomes available. When filed with the SEC, the proxy statement will be available free of charge at the SEC's website, www.sec.gov. FFA's shareholders will also be able to obtain copies of these documents and other transaction-related documents, when available, by calling FTA toll-free at 800-621-1675. The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

Press Release                    Source: First Trust/Fiduciary Asset Management
                                                              Covered Call Fund

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CONTACT:  Jeff Margolin - 630-915-6784

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SOURCE:  First Trust/Fiduciary Asset Management Covered Call Fund